Exhibit 8.1

Significant Subsidiaries at April 14, 2008

Name	Country of Incorporation	Ownership and Voting Percentage

Frontline Shipping Limited	Bermuda	100%
Frontline Shipping II Limited	Bermuda	100%
Key Chartering Inc	Liberia	100%
Frontline Management (Bermuda) Ltd	Bermuda	100%
ICB Shipping (Bermuda) Limited	Bermuda	100%
Frontline Tankers Limited	Bermuda	100%
Frontline Corporate Services Ltd	United Kingdom	100%
Independent Tankers Corporation Limited	Bermuda	82.5%
Independent Tankers Corporation	Cayman Islands	100%
Buckingham Shipping Plc	Isle of Man	100%
Caernarfon Shipping Plc	Isle of Man	100%
CalPetro Tankers (IOM) Ltd	Isle of Man	100%
CalPetro Tankers (Bahamas I) Ltd	Bahamas	100%
CalPetro Tankers (Bahamas II) Ltd	Bahamas	100%
CalPetro Tankers (Bahamas III) Ltd	Bahamas	100%
Golden State Petro (IOM 1-A) Plc	Isle of Man	100%
Golden State Petro (IOM 1-B) Plc	Isle of Man	100%
Holyrood Shipping Plc	Isle of Man	100%
Sandringham Shipping Plc	Isle of Man	100%
Front Eagle Corporation	Liberia	100%
Golden Channel Corporation	Liberia	100%
Kea Navigation Ltd	Liberia	100%
Otina Inc.	Liberia	100%
Optimal Shipping SA	Liberia	100%
Pablo Navigation SA	Liberia	100%
Ryan Shipping Corporation	Liberia	100%
Saffron Rose Shipping Limited	Liberia	100%
Tidebrook Maritime Corporation	Liberia	100%
Bandama Investment Ltd	Liberia	100%
Frontline Management AS	Norway	100%